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                                                                    EXHIBIT 10.2


                           COMMERCIALISATION AGREEMENT


This Commercialisation on Agreement (the "AGREEMENT") is entered into as of 13th August, 1998 (the "EFFECTIVE DATE") by and between AMERSHAM PHARMACIA BIOTECH AB, a Swedish company having its principal office at Bjorkgatan 30, S-751 84 Uppsala, Sweden and ARQULE, INC. ("ARQULE"), a Delaware Company having its principal office at 200 Boston Avenue, Medford, MA 02155, USA.



                                    RECITALS



WHEREAS, AP Biotech and ArQule entered into the Research Collaboration and License Agreement of even date herewith (as herein defined);

WHEREAS, pursuant to the Research Collaboration and License Agreement, AP Biotech and ArQule have agreed to conduct a Collaborative Research Program with the aim [*];

WHEREAS, AP Biotech and ArQule have agreed to jointly market the [*] thus developed.

NOW, THEREFORE, in consideration of the foregoing and the covenants and promises set forth herein, AP Biotech and ArQule hereby agree as follows:

1.       DEFINITIONS

Terms which is not expressly defined in this Agreement shall have same meaning as is given to it in the Research Collaboration and License Agreement.

1.1 "AFFILIATE" means any legal entity (such as a corporation, partnership, or limited liability company) that is controlled by a party. For the purposes of this definition, the term "control" means (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organisation without voting securities.





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1.2      "BIOMOLECULES" means polypeptides, proteins, oligonucleotides, polynucleotides, oligosaccharides, polysaccharides or any combination of such molecules, whether produced by natural means or by organic synthesis on solid support or in solution.

1.3      [*].

1.4      CONFIDENTIAL INFORMATION" has the meaning set forth in Section 6.1.

1.5 "CUSTOMER CONTRACT" means the contract between AP Biotech and the customer and which specifies the terms and conditions for a particular Customer Project.

1.6 "CUSTOMER PROJECT" means the project undertaken by AP Biotech in collaboration with ArQule in respect of a particular customer which shall specify the development work to be performed by AP Biotech and ArQule as defined in clause 2.3.

1.7 "CUSTOMER ROYALTIES" mean the royalties to be paid by a customer on its sales of a product which has utilized the [*].

1.8      [*].

1.9 "KAM" means the Key Account Managers employed or otherwise engaged by AP Biotech and/or its Affiliates to market its industrial separation products to key accounts, such as major pharmaceutical companies.

1.10 "MARKETING MANAGER" means the individual designated by AP Biotech to supervise and have the overall responsibility in relation to AP Biotech for the marketing and sales activities relating to [*].

1.11 "MARKETING PLAN" means the plan which shall describe the marketing and sales efforts to be undertaken by AP Biotech and its Affiliates in each of AP Biotech's marketing regions, Europe, International, Japan and North America, to achieve firstly the Commercial Milestones, and thereafter to maximize the market penetration and sales of Media Products.




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1.12     [*].

1.13 "RESEARCH COLLABORATION AND LICENSE AGREEMENT" means that particular agreement of even date herewith between the parties of even date hereof which provides for the perfection of the [*] technology platform and the grant of certain licensing rights from and to both parties.

1.14 "STEERING COMMITTEE" means the Steering Committee defined in the Research Collaboration and License Agreement.

1.15 "TECHNOLOGY ACCESS, R&D AND SUCCESS FEES" means the fees to be paid by a customer in consideration of the development services offered to the customer under a Customer Contract.


2.       JOINT MARKETING AND PROMOTION

2.1 CO-MARKETING AND PROMOTION. The parties agree to co-operate in the joint introduction, promotion and marketing of the [*] concept to all potential customers on a world wide basis. In doing so AP Biotech shall have the primary responsibility for the promotion, marketing and sales activities. ArQule shall Actively Participate with AP Biotech in such sales and marketing activities, in particular relating to the ligand design and synthesis, in the marketing and sales process and in Customer Projects. Further, ArQule shall perform all research and development work to adapt ArQule Compounds to the needs of the customers in accordance with a Customer Project. The promotion and marketing efforts will include visits and presentations to individual customers, participation in international scientific conferences and exhibitions, publications in external and internal scientific journals, advertisements in media, product leaflets and other appropriate means.

For the purposes of this Agreement the term "Actively Participate" means the contribution of knowledgeable resources in marketing and selling activities (e.g. customer visits, participation in scientific conferences and external and internal seminars, Customer Project planning and reviews), organised or initiated by APB, and for the production of promotion material (e.g. prints, manuscripts, pictures, text material) relating to ArQule Technology, Joint Technology and [*].

2.2 SALES AND MARKETING PROCEDURE. The marketing and sales activities under this Agreement will consist of the following;




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         (i)      Lead generation and identification of customers. AP Biotech shall engage its KAM's and its world wide marketing and sales organisation to identify the customers who have or may develop an interest to participate in the [*] concept execute a Customer
         Contract. Both AP Biotech and ArQule shall inform the Steering Committee and the other party of any actual or potential lead which may be generated or discovered by it in pursuit of its regular business.

         (ii) Qualification of customers, presentation of the [*] concept to the customer, and technical feasibility of a customer project. Any such potential project shall be reported to the marketing Manager, who shall initiate a detailed description of the [*] concept and a proposal to be presented to the customer.

         (iii) Presentation to the customer of a proposal for a Customer Project, and negotiations and development of a tentative Customer Project Plan.

         (iv) Agreement between AP Biotech and ArQule on the technical and commercial terms for the Customer Project approved by the Steering Committee to be negotiated with the customer and the final negotiations with the customer. ArQule shall be bound to perform the research and development activities thus allocated to and agreed by it. In the event that ArQule chooses not to participate together with AP Biotech in the final negotiations together with the customer ArQule shall be bound to the reasonable outcome negotiated by AP Biotech based on such agreement between AP Biotech and ArQule.

         (v)      Final negotiations with the customer.

         (vi)     Initiation of the Customer Project

2.3 CUSTOMER PROJECTS. The parties anticipate that a Customer Project will consist of the following elements:

[*]

2.4 INFORMATION. Both AP Biotech and ArQule shall inform each other of their respective activities under this or relating to this Agreement. Further both parties shall at the request of the other provide such reasonable additional information as will enhance the co-marketing activities described herein.





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2.5      PERSONNEL. In addition to the Marketing Manager designated by AP
Biotech, each party agrees to assign to the marketing and sales activities under this Agreement such qualified and competent members of its staff as may be required to achieve the goals set forth in the Commercial Milestones and the Marketing Plan and in each Customer Project Plan.

2.6 PAYMENT OF COSTS AND EXPENSES. Each party shall bear the costs and expenses of its respective activities in connection with its performance hereunder.

3.       CUSTOMER CONTRACTS, CUSTOMER FEES AND ROYALTIES, AND SUPPLY OF [*]

3.1 CUSTOMER CONTRACTS. AP Biotech shall be the contracting party with the customer in respect of the Customer Contracts approved by the Steering Committee, but ArQule shall have the right to be informed of the development of the negotiation thereof and the right to participate in such negotiations. The Customer Contracts shall be based on a template agreement agreed to by the parties and shall cover [*] as described in clause 2.3 above.

3.2 TECHNOLOGY ACCESS, R&D AND SUCCESS FEES, AND CUSTOMER ROYALTIES. The parties shall introduce to the customers and shall in their marketing and sales effort present the value added of the [*] in consideration of which the customer will be required to pay Technology Access, R&D and Success Fees, as well as Customer Royalties, as further defined in the template Customer Contract. Such fees should be in amount of [*] aiming at an average of [*] during the first [*] of the term of this Agreement. In the event that the customer does not accept to pay fees in such amount or any royalties, AP Biotech and ArQule shall agree on a joint approach to jointly negotiate the terms of the Customer Contract with such customer. AP Biotech and ArQule shall share all such fees with [*] thereof being due to AP Biotech and [*] to ArQule, and [*] of all Customer Royalties being due to each of AP Biotech and ArQule.

3.3 PAYMENTS TO ARQULE. AP Biotech shall pay to ArQule its share of the fees and the royalties in United States dollar. Payments shall be made within sixty (60) days of AP Biotech's receipt of such fees from the customer. Conversion of foreign currency to US dollars shall be made at the conversion rate quoted by a first class commercial bank in Sweden on the due date for payment to ArQule.





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3.4      LATE PAYMENTS. Any payments by AP Biotech that are not paid on or before the due date for payment under this Agreement shall bear interest, to the extent permitted by law, at two percentage unit above the 3 month LIBOR for USD.

3.5 CONTRACTS FOR THE SUPPLY OF [*]. Upon completion of the development work described in the Customer Contract AP Biotech will negotiate and enter into a supply contract with the customer for the supply of [*]. AP Biotech shall pay to ArQule the royalties on such sales as are defined in the Research Collaboration and License Agreement.

4.       TRADE NAME

The parties shall agree on a suitable trade name for the [*] concept and shall promote and market the [*] under such name. AP Biotech shall register the trade name as a trademark in such countries as the parties may agree. AP Biotech shall pay the reasonable costs to obtain such registrations. AP Biotech shall grant to ArQule a co-exclusive license to use the trademark in its performance under this Agreement.

5.       STEERING COMMITTEE

5.1 MEETING OF STEERING COMMITTEE. The Steering Committee shall hold regular meetings at the intervals specified in Article 3.2(d) of the Research Collaboration and License Agreement.

5.2 RESPONSIBILITY OF STEERING COMMITTEE. The Steering Committee shall be responsible for the co-ordination between the parties and the supervision of the sales and marketing activities and this Agreement.

5.3 DECISION OF STEERING COMMITTEE AND REPORTS. The Steering Committee shall take its decision as specified in Article 3.2(c and d) of the Research Collaboration and License Agreement.






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6.         CONFIDENTIAL INFORMATION

6.1 DEFINITION OF CONFIDENTIAL INFORMATION. Confidential Information shall mean any technical or business information furnished by one party (the "Disclosing Party") to the other party (the "Receiving Party") in connection with this Agreement. Such Confidential information may include, without limitation, the ArQule Background Technology, the AP Biotech Background Technology or the Joint Technology, the use of a chemical compound, as well as trade secrets, know-how, inventions, technical data or specifications, testing methods, business or financial information, research, and development activities, Research and Steering Committee reports or minutes, product and marketing plans, and customer and supplier information.

6.2      OBLIGATIONS. The Receiving Party agrees that it shall:

         (i) maintain all Confidential Information in strict confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of such Confidential information and who need to know such Confidential Information for the purposes set forth in this Agreement;

         (ii) allow its directors, officers, employees, consultants, and advisors to reproduce the Confidential Information only to the extent necessary to effect the purpose set forth in this Agreement, with all such reproductions being considered Confidential Information.

6.3      EXCEPTIONS. The obligations of the Receiving Party under Section 6.1
(ii) above shall not apply to the extent that the Receiving Party can demonstrate that certain Confidential Information:

         (i) was in the public domain prior to the time of its disclosure under this Agreement;

         (ii) entered the public domain prior to the time of its disclosure under this Agreement; through means the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party;

         (iii) was independently developed or discovered by the Receiving Party without use of the Confidential Information;





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         (iv)     is or was disclosed to the Receiving party at any time,
         whether prior to or after the time of its disclosure under this Agreement, by a third party having an no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality with respect to such Confidential Information; or

         (v) is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order, provided, that the Disclosing Party receives prior written notice of such disclosure and that the Receiving Party takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure.

6.4 RETURN OF CONFIDENTIAL INFORMATION. Upon the termination of this Agreement, at the request of the Disclosing Party, the Receiving Party shall return to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except that the Receiving Party may retain one copy of the Confidential Information in the possession of its legal counsel solely for the purpose of monitoring its obligations under this Agreement.

6.5 SURVIVAL OF OBLIGATIONS. The obligations set forth in this Article 6 shall remain in effect for a period of [*] after termination of this Agreement, except that the obligations of the Receiving Party to return Confidential Information to the Disclosing Party and the obligations of the Materials Recipient to return or destroy Proprietary Materials received from the Materials Provider shall survive until fulfilled.

7.       EXCLUSIVE RELATIONSHIP

The parties agree to work with each other exclusively as described in detail in the Research Collaboration and License Agreement to provide [*] based on small organic molecule ligands in the field of [*] to third party customers in the bioseparations market.

8.       EXPIRATION AND TERMINATION






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8.1      TERM OF AGREEMENT. Unless sooner terminated pursuant to this Article 8 or by mutual Agreement by the parties, this Agreement shall continue until terminated by mutual agreement in writing of the parties.

8.2 DEFAULT BY EITHER PARTY. An Event of Default by either party shall have occurred upon; (i) the occurrence of a breach of a material term of this if the breaching party fails to remedy such breach within ninety (90) days after written notice thereof by the non-breaching party or (ii) the bankruptcy, insolvency, dissolution or winding up of a party.

8.3 DEFAULT BY AP BIOTECH. An Event of Default by AP Biotech shall have occurred if AP Biotech fails to make payments due hereunder within thirty (30) days after ArQule delivers written notice thereof to AP Biotech specifying such failure and its claim of right to terminate, unless AP Biotech makes such payments plus interest within such thirty (30) day period.

8.4      REMEDIES AVAILABLE. If an Event of Default described in Section 8.3 or
8.2 occurs relating to either party and the party in default fails to cure such default during any applicable cure period, the other party shall have the right, at its option exercisable in its sole discretion, in addition to any other rights or remedies available to it at law or in equity, and subject to the limitations of Section 13.12, to terminate this Agreement upon written notice thereof the party in default.

8.5 SURVIVAL. The expiration of termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. The provisions of Articles 6, 9, and 10, and Sections 11.1, 11.10 and 11.12 shall survive the expiration or termination of this Agreement.

9.       REPRESENTATION AND WARRANTIES

9.1 REPRESENTATION, WARRANTIES AND COVENANTS OF ARQULE. ArQule represents and warrants to and covenants with AP Biotech that:

         (i) ArQule is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware;

         (ii) ArQule has the legal right, authority and power to enter into this Agreement, and to extend the rights and licenses granted to AP Biotech in this Agreement;




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         (iii)    ArQule has taken all necessary action to authorize the
         execution, delivery and performance of this Agreement;

         (iv) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of ArQule enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganisation, moratorium or similar laws affecting creditor's and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

         (v) the performance of its obligations under this Agreement will not conflict with its charter documents or result in a breach of any agreements, contracts or other arrangements to which it is a party; and

         (vi) ArQule will not during the term of this Agreement enter into any agreements, contracts or other arrangements that would be inconsistent with its obligations under this Agreement.



9.2 REPRESENTATIONS, WARRANTIES AND COVENANTS OF AP BIOTECH. AP Biotech represents and warrants to and covenants with ArQule that:

         (i) AP Biotech is a corporation duly organized, validly existing and in corporate good standing under the laws of Sweden;

         (ii) AP Biotech has the legal right, authority and power to enter into this Agreement, and to extend the rights and licenses granted to ArQule in this Agreement;

         (iii) AP Biotech has taken all necessary action to authorize the execution, delivery and performance of this Agreement:

         (iv) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of AP Biotech enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganisation, moratorium or similar laws affecting creditors and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);




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         (v)      the performance of its obligations under this Agreement will not conflict with AP Biotech's charter documents or result in a breach of any agreements, contracts or other arrangements to which it is a party; and

         (vi) AP Biotech will not after the Effective Date enter into any agreements, contract or other arrangements that would be inconsistent with its obligations under this Agreement.

9.3 DISCLAIMER. NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE ACTIVITIES TO BE UNDERTAKEN UNDER THIS AGREEMENT. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR BY EITHER PARTY. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTIES THAT THE USE OF THE ARQULE BACKGROUND TECHNOLOGY, THE AP BIOTECH BACKGROUND TECHNOLOGY OR THE JOINT TECHNOLOGY WILL NOT INFRINGE ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY.

10.      INDEMNIFICATION AND INSURANCE

10.1 GENERAL INDEMNIFICATION. Each party (the "INDEMNIFYING PARTY") shall indemnify and hold harmless the other party, and their respective directors, officers, employees and agents (collectively, the "INDEMNITEES") from and against all claims, expenses or liability of whatever nature arising from or alleged to arise from (i) any default, act, omission or negligence of the Indemnifying party, or the failure of the Indemnifying party or such persons to comply with any applicable laws, rules, regulations, codes, ordinances or directive of governmental authorities, in each case to the extent the same are related, directly or indirectly, to the sales and marketing activities described herein, and/or the sale of License Products and/or the provision of Licenses Service; (ii) any theory of product liability (including, but not limited to, actions in the form of tort, warranty or strict liability) concerning any License Product sold or Licensed Service rendered by such party; or (iii) a breach by such party of any of its representations of warranties made pursuant to Article 9 hereof; provided, however, that in no event shall the Indemnifying party be obligated under this section to indemnify the Indemnitees where such claim, expense or liability results solely from any omission, fault, negligence, or other misconduct of any of the Indemnitees.

10.2 PROCEDURE. The Indemnitees agree to provide the Indemnifying Party with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. If an Indemnitee fails to provide such notice within a reasonable time, and if such failure prejudicially affects the ability of the Indemnifying Party to defend such action, the Indemnifying Party shall be relieved of its liability to such Indemnitee under



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this Article 10. The Indemnifying Party agrees, at its own expense, to provide attorneys reasonably acceptable to the Indemnitees to defend against any such claim. The Indemnitees shall co-operation fully with the Indemnifying Party in such defense and will permit the Indemnifying Party to conduct and control such defense and the disposition of such claim, suit or action (including all decisions relative to litigation, appeal, and settlement); provide, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of the Indemnifying Party, if representation of such Indemnitee by the counsel retained by the Indemnifying Party would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. The Indemnifying Party agrees to keep the other party informed of the progress in the defense and disposition of such claim and to consult with such party with regards to any proposed settlement.

10.3 INSURANCE. AP Biotech shall maintain adequate product liability insurance with respect to development, manufacture, and sale of Licensed Products and Licensed Services by AP Biotech in such amount as it customarily maintains with respect to sales of its other products, and in no event less than a reasonable amount. AP Biotech shall maintain such insurance for so long as it continuos to manufacture or sell Licensed Products and/or to provide Licensed Services, and thereafter for so long AP Biotech customarily maintains such insurance for itself covering such manufacture or sale.

11.      MISCELLANEOUS

11.1 PUBLICITY. No press release, advertising, promotional sales literature, or other promotional oral or written statements to the public in connection with or alluding to work performed under this Agreement or the relationship between the parties created by it, having or containing any reference to ArQule or AP Biotech, shall be made by either party without the prior written approval of the other party, except for restatements of previously-approve statements and disclosures required by applicable law or regulations.

11.2 RELATIONSHIP OF PARTIES. For the purposes of this Agreement, each party is an independent contractor and not an agent or employee of the other party. Neither party shall have authority to make any statements, representations, or commitments of any kind, or to take any action which shall be binding on the other party, except as may explicitly provided for herein or authorized in writing.

11.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.



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11.4     HEADINGS. All headings in this Agreement are for convenience only and shall not affect the meaning of any provision hereof.

11.5 BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the parties and their respective lawful successors and assigns.

11.6 ASSIGNMENT. This Agreement may not be assigned by either party without the prior written consent of the other party, except that either of the parties may assign this Agreement to an Affiliate or successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement.

11.7 FORCE MAJEURE. Neither party will be responsible for delays resulting from acts beyond the control of such party, provided, that the non-performing party uses commercially reasonable efforts to avoid or remove such causes of non-performance and continues performance hereunder with reasonable dispatch whenever such causes are removed.

11.8 NOTICES. All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given upon the date of receipt if delivered by hand, recognised national overnight courier, confirmed facsimile transmission, or registered or certified mail, return receipt requested, postage prepaid, to the following addresses or facsimile numbers:

If to AP Biotech:    Amersham Pharmacia Biotech AB

                     S-751 84 Uppsala
                     Sweden
                     Attention: Johan von Heijne
                     Telephone: +46 18 16 50 00
                     Facsimile: +46 18 16 53 22

with a copy (which shall not constitute notice) to:

                     Ulf Lundberg
                     General Counsel
                     S-751 84 Uppsala
                     Sweden
                     Telephone: +46 18 16 50 00
                     Facsimile: +46 18 16 53 22

If to ArQule:        ArQule, Inc


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                     200 Boston Avenue
                     Medford, MA 02155
                     Attn: President
                     Telephone: (781) 395-4100
                     Facsimile: (781) 393 8321
with a copy (which shall not constitute notice) to:

                     ArQule, Inc.
                     200 Boston Avenue
                     Medford, MA 02155
                     Attn: Legal Department
                     Telephone: (781) 395 4100
                     Facsimile: (781) 393 8321

Either party may change its designated address and facsimile number by notice to the other party in the manner provided in this Section 13.7.

11.9 AMENDMENT AND WAIVER. This Agreement may be amended, supplemented, or otherwise modified at any time, but only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance shall related only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

11.10 GOVERNING LAW. This Agreement and the legal relations among the parties shall be governed by and construed in accordance with the laws of the State of New York irrespective of any conflict of laws principles.

11.11 SEVERABILITY. In the event that any provision of this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had not been included herein.

11.12 DISPUTE RESOLUTION. Any disputes between the parties that arise under or relate to this Agreement and are not resolved by the Steering Committee shall be resolved in accordance with the following procedures. The parties shall first attempt in good faith to resolve the matter among themselves. If the matter remains unresolved after a period of thirty (30) days after the dispute first arose, the dispute shall be referred to a member of senior management from each party, who shall meet at a mutually acceptable time and location. If the matter remains unresolved within sixty (60) days after the dispute first arose, the dispute shall be finally settled by binding arbitration in London, England under the Rules of Conciliation and Arbitration of the International Chamber of Commerce.

11.13 ENTIRE AGREEMENT. This Agreement, together with the Research Collaboration and License Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral and prior written agreements and understandings including, without limitation, the Prior Research and Development Agreement.






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IN WITNESS WHEREOF, the undersigned have duly executed and delivered this
Agreement as a sealed instrument effective as of the date first above written.



AMERSHAM PHARMACIA BIOTECH AB





By: /s/ Ingvar Wiberger
    --------------------------------------------
    Name: Ingvar Wiberger
    Title: Vice President Separations







ARQULE, INC.





By: /s/ Eric B. Gordon
    --------------------------------------------
    Name: Eric B. Gordon
    Title: President and Chief Executive Officer